SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 or 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934




       Date of report (Date of earliest event reported) November 29, 2000

                              FIRST ECOM.COM, INC.


                Exact Name of Registrant as Specified in Charter)

           Nevada                     0-27753                    98-0206979
(State or Other Jurisdiction       (Commission                 (IRS Employer
      of Incorporation)             File Number)             Identification No.)



902 Henley Building, 5 Queen's Road Central, Hong Kong          SAR
(Address of Principal Executive Offices)                     (Zip Code)


Registrant's telephone number, including area code     (852) 2801-5181




--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changes Since Last Report)



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Item 9. Regulation FD Disclosure

     First Ecom.com Inc. today announced the immediate implementation of a cost cutting program and its intention to commence a review of its operations including its sales strategy by external consultants. Changes to the board of directors were also made to enhance corporate governance.

     The Company has begun to streamline operations in order to reduce overall operating costs. The cost cuts include a reduction in staff of approximately thirty percent. Senior management has also agreed to a one third reduction in their salaries.

     The board approved the selection and appointment of a major independent consulting firm to review the Company's operations in order to improve the implementation of the Company's business plan, maximize operating efficiency and increase sales.

     There were changes to the board of directors with a view to enhancing corporate governance. Ermanno Pascutto was appointed Chairman, while Ian Robinson was appointed Vice-Chairman. Former Chairman Gregory Pek remains on the board as a director. He will continue to serve as President and co-Chief Executive Officer along with Ravi Daswani who will continue to serve as Chief Operating Officer.

     Eric Pinkney was appointed to the board of directors. He will also serve in the capacity of consultant advising the management and board on the streamlining of operations as well as assisting with the independent review to be conducted by an outside consulting firm. Mr. Pinkney has many years of experience in the technology field.

     The board of directors also accepted the resignation of Harold Hutton as a director of the Company and released him from all other positions he previously held with First Ecom and its related companies.

     "These are very positive steps that the board has taken in restructuring and focusing the Company," said Gregory Pek, president and co-CEO of First Ecom." The fact is that the payment processing business is one that takes a lot of up-front investment but can be very profitable over the long term. And we have to think long term. The cost cuts announced today are designed to make sure that we have the capital to execute our business plan and attain profitability. Given today's market environment it is prudent to preserve our strong cash position. Reductions in staff numbers are regrettable but necessary in the current market environment. We must focus on core competencies that will drive sales and bring banks online, thereby delivering real shareholder value."

     Mr. Pek added, "Another area that we are examining is or communication with the market. During the last few weeks we've had considerable shareholder feedback about this. Part of the review will focus on improving such communications.

     "Our customers are banks and financial institutions," continued Mr. Pek. "We see that they are approaching the Internet and e-commerce with more caution now. We believe that in the long run there will be a flight to quality in all aspects of outsourcing


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including our area of electronic payment processing and I believe that this is going to benefit us."

About First Ecom

     As a global provider of electronic payment processing, First Ecom provides secure, easy-to-implement and low-cost online payment processing services to banks and their merchants worldwide. Through strategic partnerships with banks, ISPs, e-commerce product suppliers, system integrators and storefront solution providers, First Ecom can process credit card transactions made over the Internet in multiple currencies, either domestically or offshore in a tax-neutral jurisdicton.

     For more information, visit http://www.firstecom.com or contact First Ecom at +(852) 2801-5181 or by e-mail at info@firstecom.com.

Ermanno Pascutto

     Mr. Ermanno Pascutto has been a member of the Board of Directors since March 1999. Mr. Pascutto has extensive experience in law, securities regulation and corporate governance. He is a former Deputy Chairman and Executive Director of the Hong Kong Securities and Futures Commission and Executive Director and Chief Operating Officer of the Ontario Securities Commission, the leading securities agency in Canada. Mr. Pascutto was also Director of Market Policy with the Toronto Stock Exchange and managing partner of a Hong Kong law office. He currently practices law as a senior legal advisor in the Toronto and Hong Kong offices of Stikeman Elliott, a Canadian based international law firm.

Eric Pinkney

     Mr. Eric Pinkney has a background in finance in the technology sector and works as an independent consultant to companies in North America. Apart from sitting on the board of First Ecom, Mr. Pinkney is also a director of one Canadian listed company. From 1994 through to July 2000 he was the Chief Financial Officer of FMC Software Consulting Inc.

Ian Robinson

     Mr. Robinson has 44 years experience as a professional accountant and Senior Partner with Ernst and Young, one of the large international accounting firms. He has been based in Hong Kong since 1980, servicing the Asian region, and has had experience in major countries around the world. Mr. Robinson has specialized in corporate rescue, restructuring, insolvency, investigation, business valuation and trouble shooting generally. He also holds a number of companies' directorships including acting as Chairman of the Audit Committee of Hong Kong Housing Society.

Certain statements contained herein are "forward-looking" statements (as such term is defined in the Private Securities Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or

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implied by such forward-looking statements. For a discussion of some of these risks and uncertainties, please refer to the company's other SEC filings, which contain additional discussion about those factors which could cause actual results to differ from management's expectations. The company specifically disclaims any obligation to update the statements contained in this filing.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   FIRST ECOM.COM, INC.
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                                                      (Registrant)

Date    December 1, 2000                    By   /S/ Kenneth G.C. Telford
                                            ------------------------------------
                                                      (Signature)
                                            Kenneth G.C. Telford, Secretary and
                                            Chief Financial Officer